Exhibit 99.1

China Integrated Energy Reports Record Fourth Quarter and 2009 Financial Results

▪	Fourth quarter 2009 sales increase 57.9% to $93.3 million; net income $12.0 million represents an 84.3% increase over 2008 adjusted net income*, with EPS of $0.28
▪	Fiscal Year 2009 sales increase 33.8% to $289.6 million; net income of $37.9 million, a 32.8% increase over 2008 adjusted net income*, with EPS of $1.04
▪	Management to host earnings conference call on March 12, 2010 at 10:00 am ET

XI'AN, China, March 12 /PRNewswire-Asia-FirstCall/ -- China Integrated Energy, Inc. (Nasdaq: CBEH - News), a leading non-state-owned integrated energy company in China, today announced its financial results for the fourth quarter and fiscal year 2009.

SUMMARY FINANCIALS

Fourth Quarter 2009 Results
	Q4 2009	Q4 2008	CHANGE
Sales	$93.3 million	$59.1 million	+57.9%
Gross Profit	$13.5 million	$7.5 million	+79.3%
GAAP Net Income (Loss)	$12.0 million	($3.3 million)	N/A
Stock-based Compensation*	N/A	$9.8 million
Adjusted Net Income*	$12.0 million	$6.5 million	+84.3%
GAAP EPS	$.28	($0.13)	N/A
Adjusted EPS (Fully Diluted)*	$.28	$0.17	+64.7%

Fiscal Year 2009 Results
	FY 2009	FY 2008	CHANGE
Sales	$289.6 million	$216.5 million	+33.8%
Gross Profit	$41.5 million	$30.6 million	+35.3%
GAAP Net Income	$37.9 million	$18.7 million	+102.6%
Stock-based Compensation*	N/A	$9.8 million
Adjusted Net Income*	$37.9 million	$28.6 million	+32.8%
GAAP EPS	$1.04	$0.54	+94.4%
Adjusted EPS (Fully Diluted)*	$1.04	$0.84	+25.0%

*Adjusted Net Income and EPS in Q4 2008 and Fiscal Year 2008 are non-GAAP calculations and do not include $9.8 million of non-cash, stock-based compensation charge related to the “Make Good” provision of an October 2008 financing agreement. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Fourth Quarter 2009 Financial Results

Sales - Sales for the fourth quarter of 2009 were $93.3 million compared to $59.1 million in the fourth quarter of 2008, representing an increase of 57.9%. The increase was mainly due to strong market demand for finished oil and heavy oil products and sales growth generated by the Company’s retail gas stations. Revenue from our three business segments, Wholesale Distribution of Finished Oil and Heavy Oil Products, Production and Sales of Biodiesel, and Operations of Retail Gas Stations is reported as follows:

Fourth Quarter 2009 Revenue Breakdown
	Q4 2009	Q4 2008	CHANGE
Wholesales Distribution of Finished Oil and Heavy Oil % of Sales	$66.1 million 70.8%	$36.7 million 62.1%	+80.1%
Production and Sale of Biodiesel % of Sales	$15.7 million 16.8%	$14.9 million 25.2%	+5.4%
Operations of Retail Gas Stations % of Sales	$11.5 million 12.4%	$7.5 million 12.7%	+53.3%
Total Sales	$93.3 million	$59.1 million	+57.9%

“Growth was exceptionally robust during the fourth quarter of 2009, enabling us to generate record results for 2009 and to surpass our previously issued guidance,” stated Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. “We increased sales in all business segments as we continued to expand our customer base and further penetrate existing markets as well as new market territories, while capitalizing on increased demand for our fuel products. During the quarter we increased distributed petroleum product sales by 80.1%, retail gas sales by about 53.3%, and biodiesel sales by more than 5.4% over the same period last year. Today, we service 14 provinces and municipalities through our extensive petroleum distribution network, operate 12 retail gas stations, and one of the largest biodiesel manufacturing facilities in China with 100,000 tons of annual production capacity. Based upon our expansion plans, which address each of our business segments, supported by favorable government policies and market conditions and crude oil prices as a result of China’s economic recovery, we anticipate another year of strong growth in 2010.”

Cost of Sales - Cost of sales for the three months ended December 31, 2009 was approximately $79.8 million compared to $51.5 million in the same period of 2008, an increase of 54.9%, which was attributable to the increase in production and sales activities during the fourth quarter of 2009. Cost of sales as a percentage of sales was approximately 85.6% for the fourth quarter of 2009 and 87.3% for the same period in 2008.

Gross Profit and Gross Margin - Gross profit was $13.5 million for the fourth quarter of 2009 compared to $7.5 million for the same period in 2008, an increase of 79.3% and representing gross margins of 14.4% and 12.7%, respectively.  The increase in gross margin was attributable to favorable frequent pricing adjustments by the NDRC reflecting global oil pricing, an increase of higher margin heavy oil products and success in leveraging new suppliers, enhanced by operating efficiencies in retail gas stations and increased sales volumes. For the fourth quarter of 2009, the gross profit margin for production and sales of biodiesel was 31.2%, wholesale distribution of finished oil and heavy oil products was 10.6%, and retail gas station operations was 13.5%.

Operating Expenses - Selling, general and administrative expenses for the fourth quarter of 2009 were approximately $1.7 million compared to $1.0 million for the same period in 2008 and remained stable at 1.8% of total sales for both periods.

Net Income – For the quarter ended December 31, 2009, the Company reported net income of $12.0 million, or $.28 per diluted share, compared to a GAAP net loss of $3.3 million, or a loss of $0.13 per diluted share in the fourth quarter of 2008. Net loss for the fourth quarter of 2008 included a $9.8 million non-cash charge in stock-based compensation expenses related to the “Make Good” provision of the October 2008 financing agreement. Excluding that charge, fourth quarter 2008 adjusted net income was $6.5 million or $0.17 per diluted share. Diluted weighted average shares outstanding were 42.2 million and 32.8 million for the fourth quarter of 2009 and 2008, respectively.

Fiscal Year 2009 Financial Results

Sales - Sales for 2009 were $289.6 million, an increase of 33.8% compared to $216.5 million in 2008. The increase was mainly attributable to growth in the Wholesale Distribution of Finished Oil and Heavy Oil Products and Operations of Retail Gas Station segments, achieved through continued expansion of sales channels and territories as well as increased penetration of existing markets. During 2009, the Company increased the number of customers in its wholesale distribution segment to over 1,180 from 936 in 2008, and the sales volume of wholesale distribution of finished oil and heavy oil products increased by 126,000 tons or 82.3% from 2008.  Sales from the Company’s retail gas station segment increased as a result of the addition of four fully operational gas stations and increased sales volume per gas station. Sales volume of biodiesel production in 2009 increased by 9,700 tons, or 14.0%, to 78,800 tons over 2008 and capacity utilization stood at 100.0%.  Business segment results for the years 2009 and 2008 were as follows:

Fiscal Year 2009 Revenue Breakdown
	FY 2009	FY 2008	CHANGE
Wholesale Distribution of Finished Oil and Heavy Oil % of Sales	$195.9 million 67.6%	$143.5 million 66.3%	+36.5%
Production and Sale of Biodiesel % of Sales	$55.8 million 19.3%	$50.0 million 23.1%	+11.5%
Operations of Retail Gas Stations % of Sales	$37.9 million 13.1%	$23.0 million 10.6%	+65.2%
Total Sales	$289.6 million	$216.5 million	+33.8%

Cost of Sales - Cost of sales for 2009 was $248.1 million compared to $185.9 million in 2008, an increase of $62.2 million, or 33.5%, which was in direct relation to increased production and sales activities during 2009.

Gross Profit and Gross Margin - Gross profit was $41.5 million for 2009 compared to $30.6 million for 2008, an increase of 35.3% and representing gross margins of approximately 14.3% and 14.2%, respectively. During 2009, the gross profit margin for production and sale of biodiesel was approximately 28.4% while gross profit margin for wholesale distribution of finished oil and heavy oil products, such as gasoline and diesel oil, was approximately 10.5%. The retail gas stations during this same period yielded gross margins of 13.5%, which improved due to operational improvements and increased sales volume per gas station.

Operating Expenses - Selling, general and administrative expenses for 2009 were $3.8 million compared to $2.0 million for 2008, an increase of $1.8 million or 88.0%. Total operating expenses as a percentage of sales was 1.3% and 0.9% for 2009 and 2008, respectively. The increase in operating expenses was mainly attributable to approximately $1.0 million of legal, consulting fees, stock option expenses, and filing expenses in connection with the Company being public in the U.S. In addition, payroll and related expenses of sales and administrative staff increased by approximately $439,000 as a result of business growth and expansion of distribution channels and territories.

Net Income – Net income for 2009 increased 102.6% to $37.9 million, or $1.04 per diluted share, compared to GAAP net income of $18.7 million, or $.54 per diluted share, in 2008. Excluding the $9.8 million one-time non-cash stock based compensation expense related to the make good provision in the 2008 financing agreement, 2008 adjusted net income was $28.6 million, or $0.84 per diluted share. Diluted weighted average shares outstanding were 36.3 million and 32.9 million for 2009 and 2008, respectively.

Liquidity and Capital Resources

Cash and cash equivalents were $62.4 million on December 31, 2009, compared to $23.1 million on December 31, 2008. 2009 cash and cash equivalents included proceeds from a financing agreement in October 2008 and net proceeds from a public offering completed in November 2009. The Company had working capital of $121.2 million on December 31, 2009 and a current ratio of 12.9 to 1. Inventories were $20.9 million and the accounts receivable balance was $3.1 million on December 31, 2009, compared to $22.3 and $8.2 million on December 31, 2008, respectively. The annualized days sales outstanding for the fiscal year 2009 were 4 days. Net cash provided by operations was $4.4 million in 2009, compared to $8.5 million in 2008.

Financial Outlook for 2010

Management expects fiscal year 2010 revenues of $382 million and net income of $48 million, representing an increase of 32.8% and 26.3% compared to 2009 revenue and net income, respectively. Guidance includes an additional 50,000 tons of annual biodiesel manufacturing capacity expected to come online during the third quarter of 2010 and the lease of 3 additional retail gas stations. Management reserves the right to revise guidance in the future.

Business Outlook for 2010

Our management believes that China Integrated Energy is well positioned to serve China’s growing demand for fuels used in transportation, heating and industrial production. In addition to its expanding biodiesel manufacturing capacity and retail gas station business, China Integrated Energy’s wholesale distribution business benefits from its geographic location, which includes valuable railway access, an extensive distribution network and a diversified, established base of customers and suppliers. The company is focused on growing all of its business segments, both organically and through complementary acquisitions, while further diversifying its supplier base for finished oil and heavy oil products.

In November 2009, China Integrated Energy began construction of a new biodiesel production facility in Tongchuan City, Shaanxi Province. The new production facility, adjacent to the existing production base, is expected to add 50,000 tons in annual production capacity, bringing total output to 150,000 tons. Management expects to bring this facility online during the third quarter of 2010 and anticipates $15 million in capital expenditures to accomplish this goal.

In January 2010, China Integrated Energy signed a contract with an existing wholesale distribution customer to deliver an estimated 160,000 tons of petroleum products in 2010, an increase of 62,000 tons over sales to this customer in 2009. The newly signed contract is expected to generate an additional $52 million in revenue from this customer in 2010. The company plans to increase volume with existing customers while adding new ones across the provinces it services, which include a collective population of approximately 640 million people.

The Company plans to add additional retail gas stations through acquisition or lease, which should benefit its overall distribution profit margins. At the end of 2009, China Integrated Energy operated 10 retail gas stations, up from five at the end of 2008. Three of the newly added stations were acquired in December 2009, and are expected to add approximately $19.9 million in revenues for FY2010. In January 2010, the Company announced the acquisition of two additional gas stations, bringing the total number of operating gas stations in Shaanxi province to 12. These two additional stations are expected to add approximately $14.2 million in revenues for FY 2010.

"China Integrated Energy is the only vertically integrated biodiesel producer in China with a distribution license and one of only three companies in Shaanxi licensed to distribute both finished and heavy oil. With our proprietary biodiesel production capabilities, we are able to utilize multiple feedstock sources to effectively manage our input costs. In addition, we are capitalizing on a unique opportunity to leverage these assets with a growing retail fuel station business. Collectively, these represent strong competitive advantages and are the reason for our superior operating margins. We have momentum and will exploit our assets, working capital and operating strengths to successfully execute on our growth strategies,” Mr. Gao concluded.

Conference Call Information

Interested parties may access the Company’s conference call, scheduled for 10:00 a.m. EST on March 12, 2010, by dialing +1-888-549-7735 from within the United States, or +1-480-629-9858 if calling internationally. The conference ID is 4259230. It is advisable to dial in approximately 5-10 minutes prior to the start of the call. A replay will be available through March 19, 2010 and can be accessed by dialing +1-800-406-7325 (U.S.), +1-303-590-3030 (Int'l), passcode 4259230.

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=00007211. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp ..

About China Integrated Energy, Inc.

China Integrated Energy, Inc. is a leading non-state-owned integrated energy company in the PRC engaged in three business segments: the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel, and the operation of retail gas stations. The Company's primary business segment is the wholesale distribution of finished oil and heavy oil products. The Company also operates a 100,000-ton biodiesel production plant and twelve retail gas stations in China.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward- looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income, and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non- GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For more information, please contact:

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net

Financial Tables Follow

CHINA INTEGRATED ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31	December 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$62,415,443	$23,119,028
Restricted cash	-	919,351
Accounts receivable	3,099,587	8,164,320
Other receivables and deposits	7,231,586	3,986,984
Prepaid expenses	3,145,502	1,884,102
Advance to suppliers	34,544,100	17,945,487
Inventories, net	20,954,851	22,268,903

Total current assets	131,391,069	78,288,175

Prepaid rents	24,620,685	6,408,568
Property and equipment, net	7,561,907	9,997,674

Total noncurrent assets	32,182,592	16,406,242

TOTAL ASSETS	$163,573,661	$94,694,417

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Advance from customers	$1,903,124	$4,580,462
Taxes payable	1,242,931	735,461
Other payables	2,700,988	3,232,088
Loans payable	4,395,025	2,247,197

Total current liabilities	10,242,068	10,795,208

TOTAL LIABILITIES	10,242,068	10,795,208

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value; authorized shares
10,000,000; issued and ourstanding 3,115,753 and
3,465,753 shares at December 31, 2009 and December 31 2008, respectively	3,115	3,465
Common stock, $.0001 par value; authorized shares
79,000,000; issued and outstanding 33,269,091 and
27,169,091 shares at December 31, 2009 and December 31, 2008, respectively	3,326	2,716
Additional paid in capital	75,858,994	44,434,250
Statutory reserve	4,920,114	4,920,114
Accumulated other comprehensive income	5,473,420	5,337,003
Retained earnings	67,072,624	29,201,661

Total stockholders' equity	153,331,593	83,899,209

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$163,573,661	$94,694,417

The accompanying notes are an integral part of these consolidated financial statements

CHINA INTEGRATED ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For The Years Ended December 31,
	2009	2008

Sales	$289,572,053	$216,506,969

Cost of goods sold	248,101,339	185,858,502

Gross profit	41,470,714	30,648,467

Selling, general and administrative expenses	3,820,173	1,997,818

Income from operations	37,650,541	28,650,649

Non-operating income (expenses)
Interest expenses	(121,522)	(125,201)
Subsidy income	540,403	100,792
Other expense	(199,115)	(63,519)
Stock based compensation - make good provision	-	(9,838,354)

Total non-operating income (expenses)	219,766	(9,926,282)

Net income	37,870,307	18,724,367

Other comprehensive item
Foreign currency translation gain (Loss)	64,508	3,017,271

Comprehensive Income	$37,934,815	$21,741,638

Net Income	37,870,307	18,724,367
Deemed dividend to preferred stockholders	-	863,014
Net income available to common stockholders	37,870,307	17,861,353

Basic and diluted weighted average shares outstanding
Basic	28,230,461	25,889,748
Diluted	36,267,527	32,877,570

Basic and diluted net earnings per share available to common stockholders
Basic	$1.34	$0.69
Diluted	$1.04	$0.54

The accompanying notes are an integral part of these consolidated financial statements